EXHIBIT 10.01

AMENDED AND RESTATED
ARDEN REALTY LIMITED PARTNERSHIP
DEFERRED COMPENSATION PLAN

ARTICLE I.
Purpose

     The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future success of Arden Realty Limited Partnership, a Maryland limited partnership, and Arden Realty, Inc. a Maryland corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE II.
Definitions

     As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

     2.1 Base Salary. A Participant’s annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h) or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.

     2.2 Beneficiary. An individual or entity designated by a Participant in accordance with Section 13.8.

     2.3 Board or Board of Directors. The Board of Directors of the Corporation.

     2.4 Bonus. Cash earnings awarded to a Participant as incentive compensation at the option of any Employer which may or may not occur during each Plan Year.

     2.5 Cause.

          (a) A Participant’s conviction for commission of a felony or a crime involving moral turpitude;

          (b) A Participant’s willful commission of any act of theft, embezzlement or misappropriation against an Employer which, in any such case, is materially and demonstrably injurious to the Employer; or

          (c) A Participant’s willful and continued failure to substantially perform his or her duties as an employee of an Employer (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Employer which specifically identifies the manner in which the Employer believes that the Participant has not substantially performed his or her duties.

     For purposes of this Section 2.6, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith.

     2.6 Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

          (a) the individuals constituting the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3rds) of the Board; provided, however, that if the election, or nomination for election by the Corporation’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

          (b) an acquisition of any voting securities of the Corporation (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 20% or more of the combined voting power of the Corporation’s then outstanding Voting Securities;

          (c) approval by the stockholders of the Corporation of:

     (i) a merger, consolidation, share exchange or reorganization involving the Corporation, unless

          (1) the stockholders of the Corporation, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; and

          (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Corporation;

          (ii) a complete liquidation or dissolution of the Corporation; or

          (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation; or

          (d) any Person is or becomes the Beneficial Owner of securities of the Corporation representing ten percent (10%) or more of the combined voting power of the Corporation’s then outstanding securities and (A) the identity of the Chief Executive Officer of the Corporation is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter, or (B) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter.

     2.7 Code. The Internal Revenue Code of 1986. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

     2.8 Committee. The Compensation Committee of the Board of Directors.

     2.9 Contribution Account. The account established for a Participant pursuant to Section 5.1 of the Plan Document.

     2.10 Corporation. Arden Realty, Inc., a Maryland corporation.

     2.11 Deferral Election. The election made by the Participant pursuant to Section 4.1 of the Plan Document.

     2.12 Deferral Period. The Plan Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Plan Year, the remaining portion of the Plan Year.

     2.13 Disability. A physical or mental incapacity as a result of which a Participant becomes unable to continue the proper performance of his or her duties as an employee of his or her Employer for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act. The existence of a Disability shall be determined by the Committee on the advice of a physician chosen by the Committee.

     2.14 Effective Date. June 1, 2002.

     2.15 Eligible Employee. Any person who is an employee of any Employer and who is designated by the Employer or the Committee as being eligible to participate in the Plan.

     2.16 Employer. Arden Realty Limited Partnership, the Corporation and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

     2.17 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

     2.18 IRS. The Internal Revenue Service.

     2.19 Normal Retirement Age. Sixty-five (65) years.

     2.20 Normal Retirement Date. The first day of the first month coincident with or next following the date on which a Participant reaches Normal Retirement Age.

     2.21 Participant. Any individual who becomes eligible to participate in the Plan pursuant to Article III of the Plan Document.

     2.22 Participant Agreement and Election Form. The written agreement to defer Salary and/or Bonuses made by the Participant. Such written agreement shall be in a format designated by the Plan Administrator.

     2.23 Plan. The Amended and Restated Arden Realty Limited Partnership Deferred Compensation Plan.

     2.24 Plan Administrator. The Committee unless the Committee designates another individual or entity to hold the position of the Plan Administrator.

     2.25 Plan Year. For the initial Plan Year, the period beginning June 1, 2002, and ending on December 31, 2002. Thereafter, “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.

     2.26 Trust. The agreement of trust between any Employer(s) and the trustee under which the assets of the Plan are held, administered and managed, as amended from time to time.

     2.27 Valuation Date. Each business day of the Plan Year.

     2.28 Years of Service. Each twelve (12) month period during which a Participant is employed by an Employer, whether or not continuous, and including periods commencing prior to the Effective Date; provided, however, that in the case of a Participant whose employment with an Employer has been interrupted by a period of twelve (12) consecutive months or more (a “Break in Service”), his or her Years of Service prior to such Break in Service shall be disregarded for any purpose under the Plan.

ARTICLE III.
Eligibility and Participation

     3.1 Participation for Employer Contributions — Eligibility. Participation in the Plan is open only to Eligible Employees. Each Eligible Employee as of the Effective Date shall automatically become eligible to participate in the Plan with respect to Employer contributions under Section 4.3 as of the Effective Date. Any employee becoming an Eligible Employee after the Effective Date, e.g., new hires or promoted employees, shall automatically become eligible to participate in the Plan with respect to Employer contributions under Section 4.3 as of the date designated by the Committee in determining that he or she is eligible to participate in the Plan.

     3.2 Employee Deferrals. Effective July 1, 2005, each employee that becomes an Eligible Employee for the first time on or after July 1, 2005 shall be permitted to make Salary deferrals under the Plan, and effective January 1, 2006, all Eligible Employees shall be permitted to make Salary and/or Bonus deferrals under the Plan, in each case, for the Deferral Period of a Plan Year if he or she submits a properly completed Participant Agreement and Election Form to the Committee prior to the date specified by the Committee in its discretion, which shall in no event be after the commencement of the Deferral Period for which such Participant Agreement and Deferral Election is to be effective.

     3.3 Participation — Subsequent Entry into Plan. An Eligible Employee who does not elect to participate with respect to Salary and/or Bonus deferrals at the time of initial eligibility as set forth in Section 3.2 shall remain eligible to become a Participant with respect to Salary and/or Bonus deferrals in subsequent Plan Years as long as he or she continues his or her status as an Eligible Employee. In such event, the Eligible Employee may become a Participant with respect to Salary and/or Bonus deferrals by submitting a properly executed Participant Agreement and Election Form prior to January 1 of the Plan Year for which it is effective.

ARTICLE IV.
Contributions

     4.1 Deferral Election. Provided that Salary and/or Bonus deferrals under the Plan are permitted under Section 3.2, before the first day of each Plan Year, a Participant may file with the Committee, a Deferral Election Form indicating the amount of Salary and/or Bonus deferrals for that Plan Year. A Participant shall not be obligated to make a Deferral Election for any Plan Year. After a Plan Year commences, such Deferral Election shall be irrevocable and shall continue for the entire Plan Year and subsequent years except that it shall terminate upon the execution and timely submission of a newly completed Deferral Election Form or termination of employment.

     4.2 Maximum Deferral Election. Provided that Salary and/or Bonus deferrals under the Plan are permitted under Section 3.2, a Participant may elect to defer up to 30% of Base Salary and/or up to 30% of Bonuses earned during the corresponding Deferral Period. A Deferral Election may be automatically reduced if the Committee determines that such action is necessary to meet Federal or State tax withholding obligations.

     4.3 Employer Contributions. For any specified period, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Contribution Account. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for any specified period may be zero, even though one or more other Participants receive an Employer contribution for that period under this Section 4.3. An Employer’s contribution under this Section 4.3, if any, shall be credited as of the last day of the Plan Year or such other date (or dates) as may be specified by the Committee or the relevant Employer in its sole discretion. If a Participant is not employed by an Employer as of the date on which an Employer’s contributions is credited, other than by reason of his or her termination of employment after attaining Normal Retirement Age or death while employed, his or her contribution amount under this Section 4.3 shall be zero. An Employer may condition its crediting of any amount to a Participant’s Contribution Account upon the Participant’s execution and submission to the Committee of a Participant Agreement and Election Form.

ARTICLE V.
Accounts

     5.1 Contribution Accounts. Solely for recordkeeping purposes, the Plan Administrator shall establish a Contribution Account for each Participant. A Participant’s Contribution Account shall be credited with the contributions made by him or her or on his or her behalf by his or her Employer under Section 4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to him or her.

     5.2 Crediting of Contribution Accounts. Salary contributions under Section 4.1 shall be credited to a Participant’s Contribution Account as of the date on which such contributions were withheld from his or her Base Annual Salary. Bonus contributions under Section 4.1 shall be credited to a Participant’s Contribution Account as of the date on which the contribution would have otherwise been paid in cash. Employer Contributions under Section 4.3 shall be credited to the Participant’s Contribution Account on the date declared by the Committee or the Employer. Any distribution with respect to a Contribution Account shall be charged to that Account as of the date such payment is made by the Employer or the trustee of the Trust which may be established for the Plan.

     5.3 Earning Credits or Losses. Amounts credited to a Contribution Account shall be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant with respect to his or her Contribution Account on a form designated by the Committee, in accordance with investment options and procedures adopted by the Committee in its sole discretion, from time to time.

     5.4 Hypothetical Nature of Accounts. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Any Contribution Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Plan nor any of the Contribution Accounts (or subaccounts) shall hold any actual funds or assets. The right of any individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of his or her Employer. Any liability of an Employer to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Corporation, the Board of Directors, the Committee, any Employer and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and an Employer and a Participant, former Participant, Beneficiary, or any other individual or entity. An Employer may, in its sole discretion, establish a Trust as a vehicle in which to place funds with respect to this Plan. Neither the Corporation nor any Employer in any way guarantees any Participant’s Contribution Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any employee, officer, director, or stockholder of the Corporation or any Employer be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

     5.5 Statement of Contribution Accounts. The Plan Administrator shall provide to each Participant quarterly statements setting forth the value of the Contribution Account maintained for such Participant.

ARTICLE VI.
Vesting

     6.1 Vesting. Contributions credited to a Participant’s Contribution Account under Section 4.3 of the Plan and any deemed investment earnings attributable to these contributions shall be one hundred percent (100%) vested or nonforfeitable as of December 31 of the calendar year in which the Participant has completed seven (7) Years of Service with the Employer(s). Prior to December 31 of the calendar year in which the Participant has completed seven (7) Years of Service with the Employer(s), the Employer’s contributions to his or her account shall be zero percent (0%) vested. In addition, a Participant shall be one hundred percent (100%) vested in the Employer’s contributions, including any deemed investment earnings attributable to these contributions, immediately prior to a Change in Control or upon his or her death or Disability while he or she is actively employed by an Employer. All other amounts credited to a Participant’s Contribution Account shall be one hundred percent (100%) vested at all times.

ARTICLE VII.
Benefits

     7.1 Retirement. Unless benefits have already commenced pursuant to another section in this Article VII, a Participant shall begin receipt of the vested amount credited to his or her Contribution Account as of the Valuation Date coinciding with his or her Normal Retirement Date. Payment of any amount under this Section shall commence within thirty (30) days of the Participant’s attainment of Normal Retirement Age and in accordance with the payment method elected by the Participant on his or her Participant Agreement and Election Form; provided that if no payment method has been elected, payments shall be made in the form of a single lump sum.

     7.2 Disability. If a Participant suffers a Disability while employed with an Employer and before he or she is entitled to benefits under this Article, he or she shall receive the amount credited to his or her Contribution Account as of the Valuation Date coinciding with the Date on which the Participant is determined to have suffered a Disability. Payment of any amount under this Section shall commence within thirty (30) days of when the Committee determines the existence of the Participant’s disability and be in accordance with the payment method elected by the Participant on his or her Participant Agreement and Election Form; provided that if no payment method has been elected, payments shall be made in the form of a single lump sum.

     7.3 Pre-Retirement Survivor Benefit. If a Participant dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated under Section 13.6, shall receive in a single lump sum, a Pre-Retirement Survivor Benefit equal to the amount credited to the Participant’s Contribution Account as of the Valuation Date coinciding with the date of the Participant’s death. Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within 30 days of when the Committee receives notification of or otherwise confirms the Participant’s death.

     7.4 Post-Retirement Survivor Benefit. If a Participant dies after benefits have commenced, but prior to receiving complete payment of benefits under this Article, the Beneficiary or Beneficiaries designated under Section 13.6, shall receive in a single lump sum the vested amount credited to the Participant’s Contribution Account as of the Valuation Date coinciding with the date of the Participant’s death. Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within 30 days of when the Committee receives notification of or otherwise confirms the Participant’s death.

     7.5 Termination. If an Employer terminates Participant’s employment without Cause or Participant voluntarily terminates his or her employment with an Employer for any reason, in either case before he or she becomes entitled to receive benefits by reason of any of the above Sections, he or she shall receive in a single lump sum the vested amount credited to his or her Contribution Account as of the Valuation Date coinciding with the date on which the his or her employment terminates. Payment of any amount under this Section shall be made within thirty (30) days of when the Participant terminates his or her employment with an Employer. If an Employer terminates Participant’s employment with Cause, regardless whether he or she has become entitled to receive benefits by reason of any of the above Sections, such Participant shall forfeit the right to receive any of the amount credited to his or her Contribution Account, including any amounts remaining unpaid as of the date of termination of employment, and no Employer or the Plan shall be liable for the payment of any benefit under the Plan to such Participant.

     7.6 Change in Control. If a Change in Control occurs before a Participant becomes entitled to receive benefits by reason of any of the above Sections or before the Participant has received complete payment of his or her benefits under this Article, he or she shall receive a lump sum payment of the amount credited to his or her Account as of the Valuation Date immediately preceding the date on which the Change in Control occurs. Payment of any amount under this section shall commence within thirty (30) days of when the Change in Control occurs.

     7.7 Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the amount credited to his or her Contribution Account in a single lump sum or in five (5), or ten (10) annual installments. This election must be made on the Participant Agreement and Election Form for the corresponding Plan Year. Any installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence. Each installment payment shall be determined by multiplying the Contribution Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.

ARTICLE VIII.
In- Service Distributions

     8.1 Election of In-Service Distributions. A Participant may elect in each Deferral Period, for that particular Deferral Election or Employer contribution, to receive in the future an in-service distribution from the vested portion of his or her Contribution Account. Such Deferral Election shall state the percentage or flat dollar amount and date on which such in-service distribution is to be paid. Each election shall state the date on which such in-service distribution is to be paid; provided that such date is not earlier than five (5) years from January 1st of the Plan Year following the year of said election. For example: The earliest distribution date for the initial Plan Year ending December 31, 2002 would be January 1, 2008. This is calculated using January 1, 2003 as the “January 1st of the Plan Year following” plus five (5) years.

     8.2 Payment of In-Service Distributions. All in-service distributions shall be made within thirty (30) days of the date stated on the Election Form. Distributions shall be in the form of a single lump sum payment.

     8.3 Termination Prior to In-Service Distribution Date. Notwithstanding a Participant’s election of an in-service distribution, in the event a Participant’s employment terminates for any reason pursuant to Section VII of the Plan Document (other than for Cause) and prior to such Participant receiving any in-service distribution, the Participant shall receive his or her Contribution Account according to the payment method designated in Article VII or as elected on his or her Participant Agreement and Election Form. If an Employer terminates Participant’s employment with Cause prior to such Participant receiving any in-service distribution, such Participant shall forfeit the right to receive any of the amount credited to his or her Contribution Account, including any amounts remaining unpaid as of the date of termination of employment, and no Employer or the Plan shall be liable for the payment of any benefit under the Plan to such Participant.

ARTICLE IX.
Establishment of Trust

     9.1 Establishment of Trust. An Employer may establish a Trust for the Plan. If established, all benefits payable under this Plan to a Participant shall be paid directly by the Employer from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Employer. The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Trust are subject to the claims of each Employer’s creditors in the event of its insolvency. Except as provided under the Trust agreement, neither the Corporation nor an Employer shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Corporation or an Employer other than the unsecured right to receive payments from the Employer, as provided in this Plan.

ARTICLE X.
Plan Administration

     10.1 Plan Administration. The Plan shall be administered by the Committee, and such Committee may designate an agent (or agents) to perform the recordkeeping duties. The Committee shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan. The determinations and interpretations of the Committee shall be consistently and uniformly applied to all Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and shall be final and binding on all parties. The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation or an Employer which is a right greater than the right of a general unsecured creditor of the Corporation or such Employer.

ARTICLE XI.
Nonalienation of Benefits

     11.1 Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered, attached or garnished. Any attempt by a Participant, his or her Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Employer may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board, Committee, Corporation and Employer shall not be required to comply with the terms of such order in connection with this Plan. The withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article.

ARTICLE XII.
Amendment and Termination

     12.1 Amendment and Termination. The Committee reserves the right to amend or alter, retroactively or prospectively, or discontinue this Plan at any time. Such action may be taken in writing by any officer of the Committee who has been duly authorized by the Committee to perform acts of such kind. However, no such amendment shall deprive any Participant or Beneficiary of any portion of any benefit which would have been payable had the Participant’s employment with the Employer terminated on the effective date of such amendment or termination. Notwithstanding the provisions of this Article to the contrary, the Committee may amend the Plan at any time, in any manner, if the Committee determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law including ERISA and the Code.

ARTICLE XIII.
General Provisions

     13.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

     13.2 Status of Corporation as a REIT. Notwithstanding any provision of this Plan or any Participant’s election to the contrary, the Corporation and the Committee shall have the right at any time, and from time to time, to amend or terminate this Plan or to take any other action which it or they deem to be necessary or appropriate in order to avoid or cure any impairment of the Corporation’s status as a real estate investment trust under Sections 856 et. seq. of the Code or to avoid or cure any violation of the Corporation’s Certificate of Incorporation.

     13.3 Good Faith Payment. Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

     13.4 No Right to Employment. This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of an Employer.

     13.5 Binding Effect. The provisions of this Plan shall be binding upon the Corporation, each Employer and their respective successors and assigns and upon every Participant and his or her heirs, Beneficiaries, estates and legal representatives.

     13.6 Participant Change of Address. Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his or her last address as indicated on the Employer’s records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator nor the Employer or other payer shall not be obliged to search for or ascertain the location of any such Participant. If the Plan Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his or her last known address, notify such Participant that:

               (i) All unmailed and future Plan payments shall be withheld until Participant provides the Plan Administrator with evidence of such Participant’s continued life and proper mailing address; and

               (ii) Participant’s right to any Plan payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant shall not have provided the Committee with evidence of his or her continued life and proper mailing address.

     13.7 Notices. Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request. Each Participant shall submit proof of his or her age when required by the Plan Administrator. The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits. Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at the Corporation’s principal place of business.

     13.8 Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant’s death. A Beneficiary designation may be changed or revoked without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to such deceased Beneficiary shall be paid to any remaining Beneficiary in that class of beneficiaries, unless the Participant has designated that such amounts go to the lineal descendants of the deceased Beneficiary. If none of the designated primary Beneficiaries survive the Participant, and the Participant did not designate that payments would be payable to such Beneficiary’s lineal descendants, amounts otherwise payable to such Beneficiaries shall be paid to any successor Beneficiaries designated by the Participant, or if none, to the Participant’s spouse, or, if the Participant was not married at the time of death, the Participant’s estate.

     No Participant shall designate more than five (5) simultaneous beneficiaries, and if more than one (1) beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries. Except as provided otherwise in this Section, any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

     13.9 Claims. Any claim for benefits must initially be submitted in writing to the Plan Administrator. If such claim is denied (in whole or in part), the claimant shall receive notice from the Plan Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Plan. Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Plan Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial ninety (90) day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. Any such extension shall not exceed ninety (90) days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant to the Plan Administrator within sixty (60) days. After receipt of such appeal, the Plan Administrator shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons. If special circumstances require an extension of time to process the appealed claim, notification of the extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed sixty (60) days. No member of the Board, or any committee thereof, or any employee or officer of the Employer or the Corporation, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

     13.10 Action by Board of Directors. Any action required to be taken by the Board pursuant to the Plan’s provisions may be performed by a committee of the Board, to which the Board delegates the authority to take actions of that kind.

     13.11 Governing Law. To the extent not superseded by the laws of the United States, the laws of the state of California (other than the conflicts of law provisions thereof) shall be controlling in all matters relating to this Plan.

     13.12 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

     IT WITNESS WHEREOF, Arden Realty Limited Partnership has signed this Plan document as of July 1, 2005.

Arden Realty Limited Partnership, a Maryland partnership

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